Grimaldo
ABOGADOS

August 14th, 2009

Messrs.
Affinity Gold Corp.
7950 Main Street, Suite 217, Maple Grove,
Minnesota 55311

Ladies and Gentlemen:

We have acted as special Peruvian counsel for Antonio Rotundo and Mario Rotundo (the "Vendors") and for AMR Project Perú S.A.C. (the "Company") in connection with the Share Exchange Agreement (the "Agreement") dated as of May 8th, 2009 among the Vendors, the Company and Affinity Gold Corp. (the "Acquirer"). This opinion is being rendered to you at the request of our clients.

In rendering the opinion expressed below, we have examined the following agreements, instruments and other documents:

(a) the Agreement;

(b) The Company´s By-laws, as amended;

(c) the Company´s Shareholders Meeting Minutes Book;

(d) the Company´s file issued by the Companies Public Registry of Lima (*"partida electronic"*)

(e) the Company´s Shares Registry Book; and,

(f) the shares certificates numbered 1 to 4 issued by the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates of governmental officials and upon representations made in or pursuant to the Agreement.

Based upon and subject to the foregoing, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed herein, we are of the opinion that, as from August 14th, 2009, date established as the Closing Date (as such term is defined in the Agreement), the Acquirer is the sole legal and beneficial owner of all except one share of the issued and outstanding shares of the Company.

The foregoing opinion is limited to matters involving the laws of Peru, and we do not express any opinion as to the laws of any other jurisdiction.

Av. Pardo y Aliaga 699, Oficina 501-A, San Isidro, Lima-Perú . Teléfono (51 1) 616 - 5700 . Facsímile (51 1) 616 - 5701

This opinion letter is provided to you by us in our capacity as special Peruvian counsel to the Vendors and the Company and may not be relied upon by any person for any purpose other than in connection with the transaction contemplated by the Agreement without our prior written consent.

Very truly yours,

María del Pilar Sabogal